AMENDMENT 1
                                     to the
                              Consulting Agreement

      This Amendment 1 (the "Amendment") to the Consulting Agreement executed between Ambient Corporation (the "Company") and Rivermill Limited ("the Consultant") and dated 27 March 2000 (the "Agreement"), is effective as of September 1, 2000 (the "Effective Date").

                               W I T N E S S E T H

      WHEREAS, the Parties have agreed to amend and modify certain terms of the Agreement and

      Now Therefore, in consideration of the mutual promises contained herein, the Parties agree as follows:

1. All terms of the Agreement not specifically amended as hereinafter set forth shall remain in full force and effect. Upon the effectiveness of this Amendment No. 1 to the Agreement, all references to the "Agreement" shall include and be deemed to refer to the Amended Agreement.

2. Section 3 of the Agreement is deleted in full and the following shall be substituted therefor:

      This Agreement shall continue in full force and effect through September 30, 2000 and shall terminate at that time without the need for any action by the Parties, unless the parties mutually agree otherwise.

3. A Section 2.1.1 shall be added as follows:

      The Company shall issue to the Consultant as full and final consideration for the early termination of this Agreement as set forth in section 3 of the Amended Agreement and for all services rendered to date, an additional 200,000 shares of the Company's Common Stock, par value $0.001, forthwith upon the adoption of a resolution by a duly constituted general meeting of the Company authorizing an increase in the share capital of common stock of the Company.

IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first above written.

Ambient Corporation           Rivermill Limited


s/ Michael Braunold           s/ Anthony Charles
-----------------------       ------------------------
Michael Braunold              Anthony Charles